Exhibit 99.1


                                                                PRESS RELEASE
FOR RELEASE:  IMMEDIATELY                                    January 11, 2006



       HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES QUARTERLY
          CASH DIVIDEND AND ANNOUNCES SHARE REPURCHASE PROGRAM

Shreveport, La. - January 11, 2006 -- Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL) announced today that its Board of Directors at their meeting on January 11, 2006, declared a quarterly cash dividend of $.06 per share on the common stock of the Company payable on February 10, 2006 to the shareholders of record at the close of business on January 25, 2006.

The Company also announced that its Board of Directors approved the Company's first stock repurchase program of up to 10% of its outstanding shares held by persons other than Home Federal Mutual Holding Company, or 142,358 shares.
The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a one-year period. Repurchases are expected to commence promptly after the Company announces its results of operations for the quarter ended December 31, 2005.

Daniel R. Herndon, Chairman, President and Chief Executive Officer, stated "We are pleased to announce an increase in our quarterly cash dividend from $.05 to $.06 a share as well as the share repurchase program, each of which reflect our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value."

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana. Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana. At September 30, 2005, the Company had $110.7 million of total assets, $79.6 million of total liabilities and $31.1 million of shareholders' equity. The Company's website is www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Home Federal Bancorp, Inc. of Louisiana, Shreveport
Daniel R. Herndon, (318) 222-1145
or
Clyde D. Patterson, (318) 222-1145